UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 0R 15(d) OF THE

                       SECURITIES AND EXCHANGE ACT OF 1934

                          ----------------------------

         DATE OF REPORT (Date of earliest event reported): June 29, 2001

                           ---------------------------

                                 MONROE BANCORP
             (Exact Name of Registrant as Specified in its Charter)

                           --------------------------

          INDIANA                    000-31951             35-1594017
(State or other jurisdiction   (Commission File No.)     (IRS Employer
     of incorporation                                  Identification No.)

                            210 East Kirkwood Avenue
                              Bloomington, IN 47408
          (Address of Principal Executive Offices, including Zip Code)

                                 (812) 336-0201
              (Registrant's Telephone Number, including Area Code)

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Items 1-4.            Not Applicable

Item 5.               Other Events and Regulation FD Disclosure.

                      The Board of Directors of Monroe Bancorp announced the payment of a dividend of $0.11 per common share. This represents a 10% increase over the $0.10 per share paid in the second quarter of 2000. The dividend will be paid June 29, 2001 to shareholders of record at the close of business on June 18, 2001.

                      The Bank plans to add new branches in Hendricks County, Indiana immediately west of Indianapolis. The first branch is scheduled to open in Avon, Indiana in August. Two additional branches are planned to open by March 2002.

                      In April, the Company received State approval to change the name of its bank from Monroe County Bank to Monroe Bank. On May 30, Monroe Bancorp common stock began trading on the Nasdaq National Stock Market under the symbol MROE.

                      For the five months ended May 31, 2001, Monroe Bancorp's net income increased to $2,422,000, or $0.39 per share (basic and fully diluted). This represents a 13.5% increase over the Company's net income and net income per share for the same period in 2000. In addition, the Company's total assets grew to $442,816,000 and net loans grew to $312,706,000, or 1.6% and 10.7%, respectively, over May 31, 2000 amounts.

Item 6.               Not Applicable.

Item 7.               Financial Statements and Exhibits.

                      (a)  Not applicable.

                      (b)  Not applicable.

                      (c)  (99) Press release dated June 19, 2001.

Item 8.               Not Applicable.

Item 9.               Not Applicable.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:  July 10, 2001.

                                                   MONROE BANCORP



                                                   /s/ Kathryn E. Burns
                                                   ------------------------
                                                   Kathryn E. Burns
                                                   Senior Vice President


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                                  EXHIBIT INDEX



(99)           Press release dated June 29, 2001